NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE Archipelago Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 23, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on September 10, 2014. At maturity the holder received $10 per note in cash plus the last coupon amount. The coupon amount payable will depend upon the closing values of the underlying index during the related coupon period, will be based on the index percentage change during such coupon period and will not be less than $0.30 (3% of $10 principal amount per note) per note nor be greater than $2.40 (24% of $10 principal amount per note) per note. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 10, 2014.